Exhibit 99.1

Aravive Announces $10.0 Million Investment by Eshelman Ventures, LLC and Appointment of Dr. Eshelman as Executive Chairman of the Aravive Board of Directors

Houston, TX, January 3, 2022 – Aravive, Inc. (Nasdaq: ARAV), a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease today announced that the company’s Chairman, Fred Eshelman, Pharm. D., through Eshelman Ventures, LLC agreed to purchase a pre-funded warrant to purchase 4,545,455 shares of the company’s common stock at a price of $2.20 per share, which was the consolidated closing bid price of the company’s common stock on The Nasdaq Global Select Market on December 31, 2021. The investment strengthens the company’s balance sheet by approximately $10.0 million, enhancing the company’s financial flexibility and liquidity ahead of multiple anticipated clinical milestones throughout 2022 for each of the company’s clinical programs. The investment is expected to close on January 5, 2022.

“I am encouraged by the company’s progress in 2021 to advance our lead product candidate,” stated Dr. Eshelman, Chairman of Aravive, Inc. “Through this investment I am affirming my commitment to the future of Aravive and eagerly look forward to the continued rapid progress of developing batiraxcept as a novel therapeutic option for patients with metastatic disease.”

As of December 31, 2021, Dr. Eshelman was the beneficial owner of approximately 3,806,098 shares of the company’s common stock, or approximately 18.2% of the total outstanding shares of the company. Although Dr. Eshelman’s investment in the company is not conditioned on shareholder approval, the Nasdaq Stock Market where the company’s shares are listed requires the company to seek shareholder approval to allow the exercise of the pre-funded warrant if such exercise would result in Dr. Eshelman beneficially owning in excess of 20% of the voting power of the company’s common stock.

Pursuant to the terms of the investment agreement executed among the company, Dr. Eshelman, and Eshelman Ventures, LLC and consistent with the terms of past investments by Eshelman Ventures, LLC, the company is required to register the resale of the shares of common stock issuable upon exercise of the pre-funded warrant.

Additionally, Dr. Eshelman was appointed the Executive Chairman of Aravive having served as the Non-Executive Chairman of the board since April 2020. In his new role as Executive Chairman, Dr. Eshelman will continue to work with Chief Executive Officer, Gail Mcintyre, Ph.D., and senior management of the Company, to help shape and execute the Company’s strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Board of Directors.

“Dr. Eshelman and I have worked closely together for over 20 years and in various companies to bring a number of products to market,” stated Gail McIntyre, Ph.D, DABT, Chief Executive Officer of Aravive. “I am looking forward to working closely with Dr. Eshelman to hopefully bring batiraxcept to market.”

About Aravive

Aravive, Inc. is a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease. Our lead product candidate, batiraxcept (formerly AVB-500), is an ultra-high affinity decoy protein that binds to GAS6, the sole ligand that activates AXL, thereby inhibiting metastasis and tumor growth, and restoration of sensitivity to anti-cancer agents. Batiraxcept has been granted Fast Track Designation by the U.S. FDA and Orphan Drug Designation by the European Commission in platinum-resistant recurrent ovarian cancer. Batiraxcept is in an active registrational Phase 3 trial in platinum resistant ovarian cancer (NCT04729608), a Phase 1b/2 trial in clear cell renal cell carcinoma (NCT04300140), and a Phase 1b/2 trial in pancreatic adenocarcinoma (NCT04983407). A P1B platinum-resistant ovarian cancer trial demonstrated more than a doubling of progression-free survival in a patient subgroup that represents the ongoing P3 population. Additional information at www.aravive.com.

Contact:

Marek Ciszewski, J.D.

Vice President, Investor Relations

marek@aravive.com

(562) 373-5787

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the timing and completion of the proposed investment and the continued rapid progress of developing batiraxcept as a novel therapeutic option for patients with metastatic disease and the consummation of the offering. These statements are subject to risks and uncertainties, including market conditions, whether the proposed investment is completed, the success of Aravive’s clinical programs, reliance on key personnel, and other factors described in Aravive’s filings with the SEC. The information in this release is provided only as of the date of this release, and Aravive undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

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